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Exhibit 10.38

NON-EMPLOYEE DIRECTOR
CASH COMPENSATION ARRANGEMENT
(EFFECTIVE: FEBRUARY 18, 2004)

        Each director of Corgentech Inc. (the "Company") who is not an employee of the Company and who is not affiliated with our principal stockholders receive an annual retainer fee of $10,000 paid in four equal quarterly installments.

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NON-EMPLOYEE DIRECTOR CASH COMPENSATION ARRANGEMENT (EFFECTIVE: FEBRUARY 18, 2004)